Exhibit 107.1
Calculation of Filing Fee Tables
FORM S-8
(Form Type)
PATTERSON-UTI ENERGY, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01	Rule 457(a) (2)	20,000,000	$ 10.15	$203,000,000.00	$147.60 per $1,000,000	$29,962.80
Total Offering Amounts							$29,962.80
Total Fee Offsets							$—
Net Fee Due							$29,962.80

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of common stock, par value $0.01 (“Common Stock”), that may become issuable pursuant to the adjustment provisions of the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan, as amended, including stock splits, stock dividends or similar transactions, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)
Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Select Market on June 4, 2024.